Exhibit 5.1

Tel Aviv, March 4, 2026

Nexxen International Ltd.
82 Yigal Alon Street
Tel Aviv 6789124
Israel

Ladies and Gentlemen:

Nexxen International Ltd., a company organized under the laws of the State of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) an additional 650,000 of its Ordinary Shares, par value NIS 0.02 per share (the “Ordinary Shares”), issuable under the Company’s Global Share Incentive Plan (2011), as amended (the “2011 Plan”), and (ii) an additional 1,800,000 of its Ordinary Shares issuable under the Company’s 2017 Equity Incentive Plan, as amended (the “2017 Plan”, and together with the 2011 Plan, the “Plans”). The additional 2,450,000 Ordinary Shares issuable under the 2011 Plan and the 2017 Plan are collectively referred to herein as the Authorized Shares.

As special Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. Upon the basis of such examination, we are of the opinion that, when the Authorized Shares are issued and sold pursuant to the terms of the applicable Plan and in accordance with the Registration Statement, the Authorized Shares will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Naschitz, Brandes, Amir & Co., Advocates Naschitz, Brandes, Amir & Co., Advocates